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COMPUTER SCIENCES CORPORATION

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BRYAN BRADY
Vice President, Investor Relations

July 27, 2010

Dear Investor:

The  Board of Directors and the Company believe that  RiskMetric’s (RMG) recommendation that stockholders “withhold” votes for the four  directors nominated for election to the Board who serve on the Compensation Committee —Chong Sup Park, Irving R. Bailey, II, Judith R. Haberkorn and F. Warren McFarlan – is based on a misunderstanding of the facts and the Committee’s decisions.

RMG bases its recommendation on three concerns: (1) that shareholders may view CSC’s action to cancel an existing grant and issue a new grant of performance-based restricted stock following the market crash of 2008 as resetting the performance bar, (2) that shareholders may have a difficult time determining the rigor of the performance-based restricted stock vesting criteria, and (3) that the pay disparity between the CEO and the second-highest paid executive is greater than the prior year.

Before directly addressing each of RMG’s three concerns, we believe that it is important to point out critical inconsistencies in RMG’s position concerning the performance-based restricted stock actions. The Company consulted with RMG before the decision was made to cancel the FY’09-’11 Performance Award and to issue the One-Time Award in May 2009. At that time, RMG advised CSC that this action was not contrary to RMG policy.  The Company took the action and disclosed it in both an 8-K filing and the 2009 proxy report. RMG recommended that shareholders vote for the election of all CSC directors including those serving on the Compensation Committee.  Since May 2009, the Company has not heard from any shareholders with concerns about the action.  We had every reason to believe that investors and RMG agreed with the Board of Directors and the Company that we had taken responsible action in the best interests of our shareholders and consistent with our pay for performance philosophy.  Thus, when RMG reversed its position this year it was a surprise.  We reminded RMG of their prior advice and their 2009 support for all CSC Directors. We also provided them with the additional clarifications presented below.  Nevertheless, RMG immediately published their report without correcting factual errors or acknowledging in their prior support for these actions in their 2010 report.

As a result, the Board of Directors feels compelled to respond to RMG’s report by communicating directly to shareholders, while requesting that management continue to pursue a reasonable dialogue with RMG to ensure that important facts are considered in RMG’s vote recommendation.

The FY’09-FY’11 Performance-Based Restricted Stock Grant
In May 2008, the Compensation Committee approved a three-year performance plan for senior executives that tied vesting of Company shares to achievement of challenging goals for increased revenue and return on investment.  Introduction of the performance-based restricted stock plan (“Performance Shares”) did not increase the total value of executives’ long-term incentive grants; instead, it shifted value from grants of stock options and restricted stock that vest over time to grants of shares that must be earned on the basis of Company performance.  Revenue growth and Return on Invested Capital (ROIC) were selected as Plan performance metrics in response to investor input and Company analyses of performance improvements that should drive increases in shareholder value.   Value models indicating the potential shareholder value increases from various combinations of growth and return were used to develop a matrix that determines Performance Share vesting at the end of the three-year performance period. Use of the matrix ensured that management could not earn Performance Shares by sacrificing returns for growth or growth for improved returns.

The Performance Share Award metrics were set in May 2008 prior to the ensuing economic crisis.  Based on historical growth rates and industry analyst expectations, CSC set a revenue growth target of 7% compound average growth (CAGR) for the three-year performance period.  The macroeconomic crash effectively made it impossible for the Company to achieve its three-year revenue CAGR target, even though CSC’s revenue performance relative to the market was positive. Given the unprecedented and unpredictable economic situation, the Compensation Committee determined that relative revenue performance against a peer index was a better measure, challenging, and properly aligned with shareholder interests.   The Committee made this change for the new Performance Share Awards granted in May 2009 for the FY’10-’12 performance period.  Given that this represented an improved design, it would have been inconsistent not to make a similar change for the outstanding FY’09-’11 Performance Share Awards.   In addition, the Committee determined it was in shareholders’ best interest to have incentives in place that would assist in retaining key executives and in motivating them to achieve the intended increases in shareholder value.  The Committee also considered that many of its competitors took actions in response to the macroeconomic crash during this period including the issuance of retention awards in cash or time-vested restricted stock, above-market pay increases or discretionary cash bonuses, and/or reduction of target performance levels for future bonuses or long-term performance plans.  The Committee’s consensus view was that these actions ran counter to pay for performance.  After consultation with outside advisors and RMG, including a special executive session, the Committee decided to cancel the FY’09-’11 Performance Share Award and issue a One-Time Award for the two-year performance period FY’10-’11, with roughly two-thirds the value of the original plan.  Thus, management received an opportunity to earn Performance Shares for future performance in FY’10-’11 but did not have a second opportunity to earn Performance Shares for FY’09.

The Compensation Committee’s reaction to the macroeconomic impact on the long-term performance plan was prudent, responsible and aligned with shareholder interests.  It was not an arbitrary decision to reset the performance bar.

The Rigor of CSC’s Performance Share Award Plan
Although RiskMetrics states that “shareholders may have a difficult time in determining the rigor of the performance-based restricted stock plan at CSC”, the revenue and ROIC metrics used in the Performance Share Award Plan are regularly used by industry analysts and investors to compare our revenue growth against the industry.   There are 29 companies in the index, with a mix of companies in the public sector and commercial markets which is consistent with CSC’s revenue base, as well as the scale and complexity of CSC’s total enterprise.  The performance period is stated in the proxy and the payout matrix is pre-determined at the beginning of each performance period and subject to audit, at the end of each performance period.  In addition, the matrix for the FY’10-’11 plan was filed as an exhibit to the 10-Q in August 2009.  The peer companies are included in the proxy. At the end of each performance cycle, we expect to publish specific company results and index calculations to facilitate investor understanding of the rigor of our performance standard.  The ROIC goal in the Plan is based on historic levels and our business plans and forecasts which are regularly communicated to investors.

The Board of Directors strongly believes that given the use of standard industry performance measures, and the public disclosure of the companies in the Peer Index and the payout matrix, the Plan is transparent, auditable and rigorous.

Facts Regarding the CEO and CFO Pay
RMG’s comparison of CEO and CFO pay, which includes pension value, is misleading and is not a fair representation of the facts as well as the Compensation Committee’s decisions.  If the pension value is excluded from the analysis, the following useful comparisons can be made:

•	The value of the CEO and CFO stock option grants for FY’10 was $3.343 million and $665,113 respectively.
•
As reported in our proxy, the total compensation for the CEO and CFO should be calculated as $11,957,656 and $3,077,924 respectively (inclusive of base salary, stock awards, option awards, cash bonus and perquisites).

•	Thus, the ratio of CEO pay to the next-highest paid executive (CFO) is 3.9x, which is the same ratio reported by RMG for the prior year.

There are several reasons to exclude pension from the comparisons. The Compensation Committee froze the pension to new participants in FY’09 in order to restructure executive benefits to emphasize a tie to Company results. Newly eligible executives such as the CFO, who has only 1.5 years of service with CSC, receive grants of Company shares that vest at retirement.  This link between executive retirement benefit and shareholder value was missing from the pension plan. The CEO and only one other Named Executive Officer remain in the pension plan due to their long Company service (our CEO has more than 30 years of Company service) and age.

It is also important to understand that the CEO’s pension value has no bearing or relationship to cash compensation received during the fiscal year, as it is primarily an actuarial valuation that fluctuates, up and down, over time, based on interest rates (current low interest rates increase pension costs) and the performance of global equities.

Finally, as demonstrated in RMG’s ‘Compensation Profile’ chart, during the time that Mr. Laphen has served as CEO (FY 2008 – FY 2010), TSR has increased 33.6%.  In that same period, Mr. Laphen’s cash compensation increased only 16%.

The data as presented by RMG is misleading regarding the pay disparity between the CEO and the CFO, which is consistent with prior years.  The CEO and CFO’s compensation is determined after extensive review and analysis of company performance and market data.

Additional Compensation Committee Actions

The Compensation Committee regularly reviews executive compensation trends and best practices, and considers them in the context of making decisions in the best interests of our shareholders. As a result, in recent years the Committee has made a number of notable changes in our pay practices that reflect current views on good pay practices:

•	Freezing executive base salaries in FY’2010 in response to the global economic crisis

•	Increasing variable pay as a percentage of total compensation for NEOs

•	Adopting a clawback policy

•	Freezing the company’s pension plan and closing the company’s supplemental executive retirement plan for all new participants

•	Adopting share ownership guidelines for senior executives

•	Eliminating most perquisites for executives and tax gross ups on remaining perquisites, other than for relocation and other- broad-based benefits

•	Eliminating gross-ups for excise taxes for new participants in the company’s severance plan

The Board of Directors and the Company believe that we have taken responsible actions in the best interests of our shareholders and consistent with our pay for performance philosophy. We recommend that stockholders vote FOR the election of Messrs. Park, Bailey, McFarlan and Ms. Haberkorn as Directors and, to the extent that you regularly consider RMG’s recommendations, we ask that you also consider factors, beyond RMG’s evaluations, as we have highlighted above.

Bryan Brady
Vice President Investor Relations
COMPUTER SCIENCES CORPORATION
3170 Fairview Park Drive
Falls Church, Virginia  22042
USA
+1-703-641-3000 (direct phone)
bbrady1@csc.com